EXHIBIT 10.2

CASH AMERICA INTERNATIONAL, INC.
2016 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

This 2016 Long-Term Incentive Plan Award Agreement (the “Agreement”) is entered into as of the 27th day of January, 2016, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and ____________________ (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein; and

WHEREAS, pursuant to Section 4 and Section 9 of the Plan, the Committee has granted to Employee an award (the “Award”) of Restricted Stock Units (“RSUs”) to encourage Employee’s continued loyalty and diligence that consists of (a) an Award that shall vest under the terms of the Plan over a four-year period (the “Base Award”), and (b) an additional Award that shall vest, subject to the satisfaction of certain conditions specified in this Agreement and Exhibit “A” to this Agreement, on January 1, 2019 (the “Performance Award”);

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Employee an equivalent number of shares of the common stock of the Company or its successors (“Shares”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Award.

(a)    General. Subject to the restrictions and other conditions set forth herein and in Exhibit “A” to this Agreement, the Company hereby grants to Employee the following Award:

(i)     a Base Award of ____________ RSUs; and

(ii)    a maximum Performance Award of ___________ RSUs (of such amount ___________RSUs shall be considered the target Performance Award (the “Target Performance Award”) as further described on Exhibit “A”). The Performance Award is designated as a Qualified Performance-Based Award as defined in Section 2 of the Plan.

(b)    Grant Date. The Award was awarded to Employee on January 27, 2016 (the “Grant Date”).

2.    Vesting.

(a)    Base Award Vesting. The Base Award shall vest as follows: Substantially equal 25% increments of the RSUs shall vest on each of the following dates as long as Employee remains continuously (i) employed by the Company or its Affiliates, and/or (ii) a member of the Company’s Board of Directors (the “Board”), through the applicable vesting date: January 31, 2017; January 31, 2018; January 31, 2019, and January 31, 2020. Any RSUs that are part of the Base Award and have not vested shall remain subject to forfeiture under Section 3 of this Agreement.

(b)    Performance Award Vesting. Subject to the terms and conditions specified on Exhibit “A,” the portion of the Performance Award payable hereunder, if any, shall vest on January 1, 2019 (“Performance Award

Vesting Date”), as long as Employee remains continuously (i) employed by the Company or its Affiliates, and/or (ii) a member of the Board, through said date, subject to receiving Committee Certification (as defined on Exhibit “A”). In addition, if Employee’s employment with the Company and all of its Affiliates and his service as a member of the Board terminates for any reason (including death) before the Performance Award Vesting Date and Employee’s age plus continuous tenure with the Company (as described in Section 3(e)) equals at least 65 years (as further described in Section 3(b) of this Agreement), then, subject to the terms and conditions specified on Exhibit “A,” the portion of the Performance Award payable hereunder, if any, shall vest subject (i) to receiving Committee Certification, and (ii) to the proration rules set forth in Section 3(b) of this Agreement.

3.    Treatment of Award Upon Termination or Failure to Vest.

(a)    Base Award Forfeiture. Upon Employee’s termination of employment with the Company and all of its Affiliates and his service as a member of the Board for any reason (including death), any portion of the Base Award that has not yet vested as provided in Section 2(a) of this Agreement and any unvested rights to Dividend Equivalents (as defined in section 10(c)) shall be immediately forfeited, and Employee shall forfeit any and all rights in or to such unvested portion of the Base Award, including any unvested rights to Dividend Equivalents.

(b)    Performance Award Proration and Forfeiture with Rule of 65. If Employee’s employment with the Company and all of its Affiliates and his service as a member of the Board terminates for any reason (including death) before the Performance Award Vesting Date and Employee’s age plus continuous tenure with the Company or Affiliates (as described in Section 3(e)) as of the later of Employee’s employment termination date or Employee’s termination of service from the Board equals 65 years or more:

i.
Subject to the terms and conditions of Exhibit “A,” Employee shall be entitled to a prorated portion of any Performance Award (A) that receives the Committee Certification, and (B) that would have otherwise vested and been payable pursuant to this Agreement if Employee had remained employed by the Company or its Affiliates and/or engaged as a Board member through the Performance Award Vesting Date. Such prorated portion shall be determined by multiplying the amount of the Performance Award that would have been payable to Employee, had Employee remained employed by the Company or its Affiliates and/or engaged as a Board member through the Performance Award Vesting Date, by a fraction the numerator of which is equal to the number of whole calendar months following the Grant Date that Employee was actively employed by the Company and/or engaged as a Board member, and the denominator of which is equal to the number of whole calendar months following the Grant Date through December 31, 2018;

ii.
The prorated portion of the vested Performance Award payable under this Section 3(b) shall be calculated as of the Performance Award Vesting Date, and shall be paid at the time specified under Section 4 of this Agreement; and

iii.
Except for any prorated portion of the Performance Award that is determined in accordance with Section 3(b)(i) above and is certified by the Committee in accordance with the terms of Exhibit “A,” Employee shall forfeit any and all rights in or to the remaining unvested portion of the Performance Award.

(c)    Performance Award Forfeiture without Rule of 65. If Employee’s employment with the Company and all of its Affiliates and his service as a member of the Board terminates for any reason (including death) before the Performance Award Vesting Date, and Employee’s age plus his continuous tenure with the Company or its Affiliates (as described in Section 3(e)) as of the later of Employee’s employment termination date or Employee’s termination of service from the Board equals less than 65 years, then Employee shall forfeit all rights in or to any portion of the Performance Award.

(d)    Performance Award Forfeiture - General. Any portion of the Performance Award that does not vest on or before the Performance Award Vesting Date as described hereinabove shall be forfeited, and Employee shall forfeit any and all rights in or to such unvested portion of the Performance Award.

(e)    Tenure with the Company. For purposes of Sections 3(b) and 3(c) of this Agreement, Employee’s “tenure with the Company” shall be the number of whole years that Employee had been continuously (i) employed by the Company and all of its Affiliates and/or (ii) a member of the Board on the most recent anniversary of the earlier to occur of Employee’s commencement of Employee’s employment or Employee’s commencement of service as a member of the Board.

4.    Payment of Awards.

(a)    (i) as each 25%-portion of the Base Award vests, the Company shall instruct its transfer agent to issue Shares, either in book entry or stock certificate form, which shall evidence the conversion of such vested RSUs into whole vested Shares in the name of Employee (or if Employee has died, in the name of Employee’s designated beneficiary or, if no beneficiary has been designated, Employee’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such 25%-portion of the Base Award, but (ii) in no event will the Shares relating to the then-vesting portion of the Base Award be transferred to Employee (or, if applicable, to Employee’s Beneficiary) later than December 31 of the calendar year in which the vesting date for the then-vesting portion of the Base Award occurs.

(b)    If any portion of the Performance Award vests and is certified by the Committee in accordance with the terms of Exhibit “A,” then (i) the Company shall instruct its transfer agent to issue Shares, either in book entry or stock certificate form, which shall evidence the conversion of all vested Performance Award RSUs certified by the Committee that have not been forfeited under Section 3 of this Agreement into whole vested Shares in the name of Employee (or if Employee has died, in the name of Employee’s Beneficiary) within a reasonable time after the Committee Certification Date (as defined in Exhibit “A”), but (ii) in no event will the Shares relating to the vested portion of the Performance Award, as certified by the Committee, be transferred to Employee (or, if applicable, to Employee’s Beneficiary) later than March 15, 2020.

(c)    The Company shall not be required to deliver any fractional Shares under the Base Award or the Performance Award. Any fractional Shares shall be rounded up to the next whole share.

5.    Change in Control.

(a)    Vesting and Payment. In the event of a Change in Control (as defined below) while Employee is still employed by the Company or an Affiliate and/or serving as a member of the Board, vesting of the Award (including all outstanding unvested RSUs (both Base Awards and the maximum Performance Award) in addition to related Dividend Equivalents) shall automatically accelerate and the Award shall become 100% vested as of the date the Change in Control occurs as long as Employee has remained continuously employed through such date by the Company or by an entity that is an Affiliate of the Company on the day immediately preceding the date of the Change in Control and/or served as a member of the Board through such date. In such event, the Shares and Dividend Equivalents payable with respect to the outstanding vested RSUs shall be delivered to Employee in a lump sum within 60 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code Section 409A and guidance issued thereunder (collectively, “Code Section 409A”), except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code Section 409A as a change in control event with respect to Employee. Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under this Agreement be exempt from Code Section 409A under the exemption for short-term deferrals in the Treasury Regulations.

(b)    Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Shares, provide Employee with an equivalent amount payable in the form of cash.

6.    Agreement of Employee. Employee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares to be issued pursuant to the Award. Specifically, Employee acknowledges that, to the extent Employee is an “affiliate” of the Company (as that term is defined in Rule 144 under the Securities Act of 1933 (“Rule 144”)), the Shares to be issued as a result of the Award are subject to certain restrictions under applicable securities laws (including particularly Rule 144). Employee hereby agrees to comply with such state and federal securities laws with respect to any applicable restrictions on the resale of such Shares and to execute such documents and take such actions as the Company may reasonably require in connection therewith.

7.    Withholding. Upon the issuance of Shares to Employee pursuant to this Agreement, Employee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash or, with respect to the issuance of Shares to Employee pursuant to this Agreement, by delivery of whole Shares (including Shares issuable under this Agreement) in accordance with Section 14(a) of the Plan.

8.    Adjustment of Awards.

(a)    If there is an increase or decrease in the number of issued and outstanding Shares through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of Shares, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding Shares remains the same as existed immediately prior to such event.

(b)    If there is spin-off or other similar distribution to the Company's shareholders of stock, the number and type of Shares subject to the Award shall be adjusted by the Committee (which adjustment may include Shares, stock of an Affiliate or former Affiliate, cash or a combination thereof) so that the value of the outstanding Award immediately prior to such event is preserved, as determined by the Committee in its sole discretion. If stock of an Affiliate or former Affiliate becomes subject to the Award as a result of any such adjustment, the terms of the Agreement shall apply to such stock in the same manner as if it were Shares.

(c)    Except as provided in Section 8(a) or Section 8(b) of this Agreement, no adjustment in the number of Shares subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

(d)    Upon the occurrence of events affecting Shares other than those specified in Sections 8(a), 8(b) or 8(c) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9.    Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control. For the avoidance of doubt and without limiting anything herein or in the Plan, Employee hereby acknowledges that the compensation recovery provisions described in Section 14(n) of the Plan apply to the Award granted hereunder and this Agreement.

10.    Miscellaneous.

(a)    Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Employee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any Affiliates, or (3) interfere in any way with the right of the Company or its Affiliates to terminate Employee’s employment or services at any time.

(b)    Interpretation. Employee accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Employee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c)     Dividend Equivalents. The Award includes the right to receive dividend equivalents ("Dividend Equivalents") on the portion, if any, of the Award that becomes vested in accordance with Section 2 or Section 5 of this Agreement. Upon vesting of any portion of the Award, Employee shall have a vested right to receive an amount of cash, without interest, equivalent to the dividends, if any, that would have been payable to a shareholder who actually owned the number of Shares equal to the number of then-vesting RSUs from the Grant Date through the day immediately preceding the date on which the Shares payable with respect to the then-vesting portion of the Award are delivered to Employee. Such amount of cash shall be paid as soon as possible following the date that the portion of the Award for which such Dividend Equivalents are payable vests (with the expected payment date to be on the first available pay period date following the vesting).

(d)    Shareholder Rights. Except as set forth in Section 10(c), neither Employee nor Employee’s Beneficiary shall have any of the rights of a shareholder with respect to any Shares issuable upon vesting of any portion of this Award, including, without limitation, a right to vote, until (i) such portion of the Award is vested and, if applicable with respect to the Performance Award, certified by the Committee, and (ii) such Shares have been delivered and issued to Employee or Employee’s Beneficiary pursuant to Section 4 of this Agreement.

(e)    Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(f)    Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.

(g)    Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(h)    Amendments to Comply With Code Section 409A. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Employee’s income pursuant to Code Section 409A(a)(1), then the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Employee, and shall be binding on Employee.

(i)    Code Section 162(m) Provisions. The terms of the Agreement and/or Exhibit “A” may not be amended in a manner that would cause the Performance Award to cease to qualify for the Section 162(m) Exemption (as defined in the Plan).

(j)    Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

(k)    Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Employee's heirs, legal representatives, successors and assigns.

(l)    Execution/Acceptance. This Agreement may be executed and/or accepted electronically and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:
T. Brent Stuart,
Chief Executive Officer and President

EMPLOYEE *

* Electronic acceptance of this Award by Employee shall bind Employee by the terms of this Agreement pursuant to Section 11(l) of this Agreement.

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE AWARD

1.
General. The amount of the Performance Award that will vest and be payable upon vesting shall be based on the Company achieving growth in its Income from Operations, which shall be adjusted for the items, if applicable, set forth on Exhibit “B” (“Adjusted Operating Income”), over the three-year period ending December 31, 2018 and rounded to the nearest thousands (the “2018 Adjusted Operating Income”).

2.
Target Performance Award and Maximum Performance Award. 100% of the Target Performance Award shall vest and be payable if the Company’s Adjusted Operating Income achieves a compounded annual growth rate (“CAGR”) of 10.0% or more when comparing the Adjusted Operating Income for the year ended December 31, 2015, (the “Base Adjusted Operating Income”), with the Company’s 2018 Adjusted Operating Income; 250% of the Target Performance Award (or the maximum Performance Award) shall vest and be payable if the Company’s Adjusted Operating Income achieves a CAGR of 15% or more when comparing the Base Adjusted Operating Income with the 2018 Adjusted Operating Income.

3.
Calculation of CAGR. The CAGR shall reflect the cumulative growth of the Adjusted Operating Income over the three-year period ending December 31, 2018.. For purposes of computing CAGR, the Base Adjusted Operating Income shall be $62,901,000.

4.	Vesting and Payment Amounts. The amount of the Performance Award that will vest and be payable (subject to Committee Certification, as described below) shall be determined as follows:

a.
The Company’s 2018 Adjusted Operating Income must achieve a CAGR of at least 7.0% in order for any amount of the Performance Award to vest and be payable; and with a CAGR of 10.0%, 100% of the Target Performance Award will vest and be payable (see the Performance Schedule in Paragraph 6 below).

b.	250% of the Target Performance Award amount shall vest and be payable if the Company’s 2018 Adjusted Operating Income achieves a CAGR of 15% or more.

c.
If the Company’s 2018 Adjusted Operating Income achieves a CAGR of at least 7.0% but less than 15.0%, the amount of the Target Performance Award that will vest and be payable shall be determined in accordance with the Performance Schedule in Paragraph 6 below. (See also the examples in Paragraph 7 below.)

d.	No portion of the Performance Award will vest or be payable if the Company’s 2018 Adjusted Operating Income achieves a CAGR of 6.9% or less.

e.
For purposes of determining the amount of the Performance Award that will vest and be payable, CAGR shall be rounded to the nearest 0.1%; the calculated percentage of the amount of the Performance Award payable at vesting will be rounded to the nearest 1.0%; and any fractional share resulting from the calculation shall be rounded up to the next whole share.

5.
Committee Certification. At its first regularly scheduled meeting (or, if later, at the first meeting held once the necessary Adjusted Operating Income data has become available) following the Performance Award Vesting Date (which meeting is anticipated to occur during the last 14 days of January 2019), the Committee (or any successor thereto) shall determine the extent to which the conditions for the vesting of the Performance Award described in this Appendix (the “Performance Goals”) have been met and shall certify the portion of the Target Performance Award, if any, that has vested and is payable (“Committee Certification”). Such Performance Goals will be considered to have been met only to the extent that the Committee certifies in writing (within the meaning of the applicable Treasury Regulations) that they have been met. The Committee Certification shall certify as to the satisfaction of the performance goals set forth in this Exhibit and as to the satisfaction of all other material terms of the Performance Award (including, without limitation, the requirements of (a) remaining continuously employed and/or a member of the Board and/or (b) attaining Rule of 65). The date the Committee makes such a written certification shall be deemed the “Committee Certification Date”).

6. Performance Schedule:

3 Year Adj Operating Income CAGR*	Percentage of Target Performance Award to be Issued 1 **	3 Year Adj Operating Income CAGR*	Percentage of Target Performance Award to be Issued 1 **
15.0%	250%	10.9%	136%
14.9%	248%	10.8%	132%
14.8%	246%	10.7%	128%
14.7%	244%	10.6%	124%
14.6%	242%	10.5%	120%
14.5%	240%	10.4%	116%
14.4%	238%	10.3%	112%
14.3%	236%	10.2%	108%
14.2%	234%	10.1%	104%
14.1%	232%	10.0%	100%
14.0%	230%	9.9%	98%
13.9%	228%	9.8%	97%
13.8%	226%	9.7%	95%
13.7%	224%	9.6%	93%
13.6%	222%	9.5%	92%
13.5%	220%	9.4%	90%
13.4%	218%	9.3%	88%
13.3%	216%	9.2%	87%
13.2%	214%	9.1%	85%
13.1%	212%	9.0%	83%
13.0%	210%	8.9%	82%
12.9%	208%	8.8%	80%
12.8%	206%	8.7%	78%
12.7%	204%	8.6%	77%
12.6%	202%	8.5%	75%
12.5%	200%	8.4%	73%
12.4%	196%	8.3%	72%
12.3%	192%	8.2%	70%
12.2%	188%	8.1%	68%
12.1%	184%	8.0%	67%
12.0%	180%	7.9%	65%
11.9%	176%	7.8%	63%
11.8%	172%	7.7%	62%
11.7%	168%	7.6%	60%
11.6%	164%	7.5%	58%
11.5%	160%	7.4%	57%
11.4%	156%	7.3%	55%
11.3%	152%	7.2%	53%
11.2%	148%	7.1%	52%
11.1%	144%	7.0%	50%
11.0%	140%	6.9% or Below	0%

(1) Reflects the % of Target Performance Award that may vest and be payable. * CAGR Percentage to be rounded to nearest 0.1%
** Percentage of Performance Award to be issued rounded to the nearest 1%

7. Examples: For purposes of these examples, assume Employee is granted a Target Performance Award of 325 RSUs:

a.	If the CAGR is 10.9%, Employee shall receive the number of shares equal to 136% of the number of RSUs granted as the Target Performance Award, or 442 shares (325 * 136% = 442).

b.
If the CAGR is 8.0%, Employee shall receive the number of shares equal to 67% of the number of RSUs granted as the Target Performance Award rounded up to the next whole share, or 218 shares (325 * 67% = 217.8).

c.
If CAGR is 7.2%, Employee shall receive the number of shares equal to 53% of the number of RSUs granted as the Target Performance Award rounded up to the next whole share, or 173 shares (325 * 53% = 172.3).

d.	If CAGR is 6.9% or less, Employee shall not receive any portion of the Performance Award.

e.
If the CAGR is 15.0% or more, Employee shall receive the number of shares equal to 250% of the number of RSUs granted as the Target Performance Award rounded up to the next whole share or 813 shares (325 * 250% = 812.5).

EXHIBIT B

Adjustments to the Company’s Income from Operations Used to Calculate the
2018 Adjusted Operating Income

In order to determine the 2018 Adjusted Operating Income, the Company’s actual Income from Operations for the year ended December 31, 2018 (“Actual Operating Income”) shall be adjusted for the following items, if applicable:

a)
Any gain or loss during 2018 that exceeds $500,000 in a single transaction from either the deconsolidation of one or more subsidiaries or the disposal, impairment or revaluation of (i) any ownership interest in a subsidiary or (ii) any assets (other than cash, loans to customers or inventory) shall be excluded from the 2018 Adjusted Operating Income. No adjustment will be made under this section for amounts excluded from the 2018 Adjusted Operating Income pursuant to any other section of this Exhibit B.

b)
Aggregate unbudgeted losses from the closure of one or more operating locations (each an “Unbudgeted Closure”) during 2018 shall be excluded from the 2018 Adjusted Operating Income. For purposes of this subsection only, “losses” shall consist of accelerated depreciation, impairment losses and other losses (net of any gains) from disposal or abandonment of property and equipment at the applicable operating location(s) as a result of the closure and amounts incurred for, or accrued upon closure to establish reserves for, (i) amounts payable under real estate leases (net of amounts receivable under subleases) for lease periods following closure and any other amounts payable to buy out or settle obligations under real estate leases for the applicable closed operating location(s), (ii) utilities, insurance and security for the applicable closed locations following the closure, (iii) clean-up and restoration of leased premises, or (iv) amounts payable under severance arrangements with coworkers who were assigned to the applicable location(s) immediately prior to the closure. For purposes of this subsection, “operating location” includes only (A) a storefront through which the Company offers specialty financial services or merchandise for sale to the public, (B) a debt collection center or customer service center that directly serves customers, whether in person, by telephone or through an online channel, (C) the Company’s Solution Center in Fort Worth, Texas, (D) a location where jewelry or other merchandise is cleaned and/or refurbished, or (E) a location where store operations, human resources and / or training is managed at a multi-unit market or regional level. For clarity, no adjustment will be made under this subsection for the relocation of any such operations from one physical location to another unless two or more locations are merged into a single physical location.

c)
Outside accounting, legal, consulting and underwriting fees or costs, and other out-of-pocket expenses (other than brokerage fees and commissions incurred in connection with shares held in the Rabbi Trust) incurred in 2018 in connection with or related to the 2014 spin-off of Enova International, Inc. (“Enova”) and/or the sale of Enova common stock retained by the Company immediately following the 2014 spin-off shall not be included in the calculation of the 2018 Adjusted Operating Income.

d)
Aggregate unbudgeted costs incurred in 2018 in connection with the evaluation of a potential acquisition target, the potential disposition of any assets or operating locations, any potential corporate merger/acquisition/disposition transaction, and/or to complete any of the foregoing transactions (“Transaction Costs”) shall not be included in the calculation of the 2018 Adjusted Operating Income to the extent the total Transaction Costs incurred in 2018 with respect to such evaluation or completion of a transaction exceed $100,000. An adjustment for Transaction Costs related to a potential transaction shall only be made if there is (or has been) (i) a written letter of intent, (ii) a written indication of interest or memorandum of understanding, (iii) a purchase agreement (signed or exchanged in draft form) or (iv) written evidence of consideration of the potential transaction by the board of directors or any of the executive officers of the Company before December 31, 2018, whether or not the negotiations for such potential transaction have been terminated and whether or not the transaction is completed by the end of 2018. Communications transmitted by e-mail shall be considered written evidence. Transaction Costs will consist of outside accounting, legal, consulting and underwriting fees or costs, travel and due diligence costs and other out-of-pocket expenses incurred solely to evaluate the potential and/or complete the transaction. For clarity, Transaction Costs will not include any allocation of salary or other personnel costs or other expenses that are not incurred solely to evaluate the potential transaction and/or complete the transaction. Notwithstanding the foregoing, Transaction Costs not included in the calculation of the 2018 Adjusted Operating Income pursuant to this paragraph shall be reduced by the amount of unbudgeted income from operations that is derived from the underlying transaction, if any, during the portion of the year subsequent to the transaction’s closing date.

e)
Unbudgeted expense incurred or accrued in 2018 to establish reserves for amounts payable under severance agreements with coworkers in connection with any planned or completed reduction in force or other restructuring, if any, shall be excluded from the 2018 Adjusted Operating Income. No adjustment will be made under this subsection for amounts excluded under subsection (c) above.

All terms capitalized in this Exhibit and not defined herein shall have the meanings assigned to such terms in the Agreement or Exhibit A attached thereto.